Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACT:	Chuck Mulloy
408-765-3484
cmulloy@intel.com

Intel to Consolidate Manufacturing Operations;

Company to Halt Production at Five Older Factories

SANTA CLARA, Calif., Jan. 21, 2009 – Intel Corporation today disclosed plans to restructure some of its manufacturing operations and align its manufacturing capacity to current market conditions. The company will consolidate and streamline some older capacity without impacting the deployment of new, leading-edge 45-nanometer and 32-nanometer manufacturing capacity.

The company plans to close two existing assembly test facilities in Penang, Malaysia and one in Cavite, Philippines, and will halt production at Fab 20, an older 200mm wafer fabrication facility in Hillsboro, Ore. Additionally, wafer production operations will end at the D2 facility in Santa Clara, Calif.

The actions at the four sites, when combined with associated support functions, are expected to affect between 5,000 and 6,000 employees worldwide. However, not all employees will leave Intel; some may be offered positions at other facilities. The actions will take place between now and the end of 2009.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel (and other marks, if applicable) is a trademark of Intel Corporation in the United States and other countries.

*Other names and brands may be claimed as the property of others.